EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                       INTERNATIONAL SPEEDWAY CORPORATION
                        COMPLETES SALE OF $225 MILLION OF
                                  SENIOR NOTES

         DAYTONA BEACH, FLORIDA -- OCTOBER 8, 1999 -- INTERNATIONAL SPEEDWAY CORPORATION ("ISC") (NASDAQ/NM: ISCA; OTC BULLETIN BOARD: ISCB), announced today that it has completed the previously announced sale of $225 million principal amount of Senior Notes due 2004 in a private placement.

         The unsecured Senior Notes will bear interest at 7.875%, and will rank equally with all of the Company's other senior unsecured and unsubordinated indebtedness, and will mature on October 15, 2004.

         The Company used approximately $176 million of the net proceeds from the transaction to reduce outstanding borrowings under its new revolving credit facility. The Company incurred such borrowings to finance a portion of its recent acquisition of Penske Motorsports, Inc. and refinance Penske Motorsports' outstanding indebtedness. The Company intends to use the remainder of the net proceeds to partially fund the completion of certain additions and improvements to its motorsports facilities and for working capital and other general corporate purposes.

         The Notes have not been registered under the Securities Act of 1933 or any securities laws of any state or other jurisdiction and may not be offered or sold in the United States or any state or other jurisdiction absent registration or an applicable exemption from registration requirements.

         This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes.

         International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 10 major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan Speedway located outside Detroit, Michigan; California Speedway near Los Angeles, California; Homestead-Miami Speedway in Florida; Phoenix International Raceway in Arizona; Darlington Raceway in South Carolina; North Carolina Speedway in Rockingham, North Carolina; Watkins Glen International in New York, and Nazareth Speedway in Pennsylvania. Other track interests include the operation of Tucson (Arizona) Raceway Park and an indirect 37.5% interest in Raceway Associates, LLC, which owns the Route 66 Raceway and is developing a superspeedway in the Chicago area. The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; Americrown Service Corporation, a provider of catering services, food and beverage concessions, and merchandise sales; and Motorsports International, a producer and marketer of motorsports-related merchandise. For more information, visit the Company's website at WWW.ISCMOTORSPORTS.COM.

         STATEMENTS MADE IN THIS RELEASE THAT STATE THE COMPANY'S OR MANAGEMENT'S BELIEFS OR EXPECTATIONS AND WHICH ARE NOT HISTORICAL FACTS OR WHICH APPLY PROSPECTIVELY ARE FORWARD-LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD LOOKING STATEMENTS IS CONTAINED FROM TIME TO TIME IN THE COMPANY'S SEC FILINGS INCLUDING BUT NOT LIMITED TO THE 10-K AND SUBSEQUENT 10-Q'S. COPIES OF THOSE FILINGS ARE AVAILABLE FROM THE COMPANY AND THE SEC.